Exhibit 10.1

Amendment No. 2 to Employment Agreement

Dated as of August 10, 2022

This Amendment No. 2 to Employment Agreement (this “Amendment”) dated as of the date first set forth above (the “Amendment Date”) is entered into by and between Sysorex, Inc., a Nevada corporation (“Sysorex”) and Vincent Loiacono (“Employee”). Sysorex and Employee may collective be referred to as the “Parties” and each individually as a “Party”.

WHEREAS, the Parties are the parties to that certain Employment Agreement, dated as of August 31, 2018 as amended to date (as so amended, the “Original Agreement”), and now desire to amend the Original Agreement as set forth herein, and pursuant to Section 18 of the Original Agreement the Parties may amend the Original Agreement in writing;

NOW, THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Defined terms used herein without definition shall have the meanings given in the Original Agreement.

2.	Amendment. Pursuant to Section 18 of the Original Agreement, the Original Agreement is hereby amended as follows, with such amendment to be deemed effective as of the Amendment Date:

(a)	Section 13(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:

(a)	Termination Without Just Cause.

(i) Sysorex, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below)) at any time, by notifying Employee in writing of its decision.

(ii) If (a) Sysorex terminates Employee’s employment hereunder with both Sysorex and SGS without Just Cause or (b) within the twenty four (24) month period following a Change of Control, Employee resigns from employment with both Sysorex and SGS as a result of and upon a material diminution of Employee’s duties, responsibilities, authority, and position with both Sysorex and SGS, or a material reduction of Employee’s compensation and benefits herein, or if Employee ceases to hold the position of Chief Financial Officer at Sysorex after a Change of Control, Sysorex shall: (l) continue to pay to Employee his Base Salary) subject to customary payroll practices and withholdings, for one month for every two months of employment after the Effective Date up to a maximum of twelve (12) months subject to and conditioned upon Employee signing a full general release of any and all known and unknown claims against Sysorex, SGS and their related parties in a form acceptable to Sysorex and SGS and its sole and absolute discretion; (2) within 45 days of termination or resignation, pay to Employee 100% of the value of any accrued but unpaid bonus that Employee otherwise would have received pursuant to Section 5 hereof through the date of termination; (3) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; and (4) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation; (5) an amount equal to the Company’s monthly COBRA premium in effect for the type of coverage in effect under such plan for the Employee (i.e., family coverage) on the date of termination for the number of months applicable to the Loiacono Severance Payment up to a maximum of twelve (12) months; and (6) to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan.

3.	Remainder in Force. Other than as amended herein, the Original Agreement shall remain in full force and effect until terminated in accordance with its terms. Any reference in the Original Agreement to the “Agreement” shall now be deemed a reference to the Original Agreement as amended by this Amendment.

4.	Miscellaneous.

(a)	The headings in this Amendment are for reference only and shall not affect the interpretation of this Amendment.

(b)	This Amendment and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction).

(c)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Amendment Date.

Sysorex, Inc.

By:	/s/ Wayne Wasserberg
Name:	Wayne Wasserberg
Title:	Chief Executive Officer

Vincent Loiacono

By:	/s/ Vincent Loiacono
Name:	Vincent Loiacono

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